Exhibit 99.1

Chinese Activated Carbon Hit with Substantial Antidumping Duties

          WASHINGTON, Feb. 26 /PRNewswire-USNewswire/ -- Significant antidumping duties on imports of steam activated carbon from China were announced today by the U.S. government, according to U.S. producers of the product.

          The U.S. Department of Commerce imposed the final duties ranging between 62.08 percent and 228.11 percent as a result of an anti-dumping petition filed in March 2006 by Pittsburgh-based Calgon Carbon Corp. (NYSE: CCC) and NORIT Americas Inc., Marshall, TX. The duties, collected by U.S. Customs and Border Protection, could be imposed for up to five years if the U.S. International Trade Commission (ITC) determines that the domestic industry is being injured by the massive dumping.

          An affirmative ITC decision will initiate the prompt application of the duties, which are intended to offset the amount by which activated carbon imports from China are sold at less than fair value in the United States. The ITC vote is scheduled for March 29, 2007.

          John Stanik, Calgon Carbon’s president and chief executive officer commented, “We are very pleased with today’s announcement and look forward to the market moving toward fair prices that more accurately reflect both demand and manufacturing costs for our products.”

          Ron Thompson, president of NORIT Americas Inc., Marshall, Texas, stated, “With today’s final determination, we are optimistic that fair pricing and competition will return to the marketplace.”

          “The volume of low-priced imports of activated carbon from China, entering at prices that are the lowest in the market and that consistently and substantially undersell domestic producers, have caused material injury to U.S. producers, “ said David A. Hartquist, lead counsel to the petitioners. “The domestic industry needs imports to be fairly priced to prevent further erosion of profitability.”

          Typical uses of steam activated carbon include removing objectionable tastes and odors from drinking water; reducing organic compounds in waste water; removing color and impurities from foods and chemicals; and removing mercury and dioxins from flue gas emissions.

          David A. Hartquist is head of the International Trade and Customs Practice of Kelley Drye Collier Shannon in Washington, D.C.

SOURCE  Calgon Carbon Corp.
          -0-                                                  02/26/2007
          /CONTACT:  G.A. Gerono, for Calgon Carbon Corp., +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com/
          (CCC)